SPECIAL SERVICE AGREEMENT


         AGREEMENT, made as of this 1st day of August, 2008, by and between VANGUARD STAR FUNDS, a Delaware statutory trust (the "Trust") on behalf of its series VANGUARD TOTAL INTERNATIONAL STOCK INDEX FUND (the "Fund") and THE VANGUARD GROUP, INC., a Pennsylvania corporation ("Vanguard").

         WHEREAS, Vanguard provides management, administrative, transfer agency, dividend disbursing, and other services to the Fund pursuant to a Special Servicing Agreement dated March 1, 1985 (the "STAR Service Agreement");

         WHEREAS, Vanguard provides at-cost investment advisory, distribution, and other services to Vanguard member funds pursuant to the Funds' Service Agreement dated June 15, 2001, as amended from time to time ("Funds' Service Agreement");

         WHEREAS, the Fund employs a fund of funds investment strategy by investing in other Vanguard funds and also invests directly in securities as permitted by Rule 12d1-2 under the Investment Company Act of 1940, as amended ("1940 Act");

         WHEREAS, the Trust wishes to retain Vanguard to render investment advisory and administrative services associated with direct investment in securities, and Vanguard is willing to render such services on these terms;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

           1. Advisory services. The Trust hereby appoints Vanguard as investment advisor ("Advisor") to the Fund. Vanguard accepts such appointment and agrees to provide investment advisory services to the Fund on the terms set forth in this Agreement.

           2. Duties of Vanguard as Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the Fund's assets; to continuously review, supervise, and administer an investment program for the Fund; to determine in its discretion the securities to be purchased or sold and the portion of assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations.

           3. Securities transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Fund, and is directed to seek to obtain the best available price and most favorable execution for such transactions. Vanguard will

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promptly communicate to the Trust's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

           4. Duties of Vanguard as Administrator. In addition to services that Vanguard provides as administrator under the STAR Service Agreement, Vanguard also shall provide services associated with the Fund's direct investment in securities including, but not limited to, services of custodian and depository banks; services of independent accountants; services contracted for the Trust or the Fund from parties other than Vanguard; and all other administrative services arising out of the Fund's operations.

           5. Compensation. In consideration for the investment advisory and administrative services provided to the Fund by Vanguard, Vanguard shall be entitled to receive from the Trust, on behalf of the Fund, the out-of-pocket, incremental costs Vanguard incurs in providing such services.

           6. Responsibility for Expenses. Vanguard will provide, at its own expense, the office space, furnishings and equipment and personnel required by it to perform its responsibilities as investment advisor and administrator. The Fund shall not be allocated, or obligated to pay, any portion of the expenses of Vanguard pursuant to Section 3.2 of the Funds' Service Agreement, except as set forth in Section 5 of this Agreement or as otherwise determined by the Board of Directors of Vanguard pursuant to Section 3.2(A)(4) of the Funds' Service Agreement.

           7. Compliance. The Advisor agrees to comply with Applicable Law and all policies, procedures, and reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1 under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor.

            8. Duration and Termination. This Agreement will become effective on the date first written above and will continue in effect for a period of two years thereafter, and shall continue in effect thereafter only so long as such continuance is approved at least annually by the vote of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to Vanguard, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Vanguard on 90 days' written notice to the Fund. The terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth herein.

                                  VANGUARD STAR FUNDS



                                  By _/s/John J. Brennan_________________
                                     John J. Brennan
                                     Chairman and Chief Executive Officer


                                     THE VANGUARD GROUP, INC.



                                  By _/s/John J. Brennan_________________
                                     John J. Brennan
                                     Chairman and Chief Executive Officer